ERNST & YOUNG LLP
801 Grand Avenue
Suite 3400
Des Moines, Iowa 50309
(515) 243-2727

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Condensed Financial Information” and “Accountants and Financial Statements” in the prospectus and “Investment Advisory and Other Services” in the Statement of Additional Information and to the use of our reports (1) dated February 15, 2001 with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance and Annuity Company and (2) dated February 2, 2001 with respect to the subaccounts of Separate Account VA-7 which are available for investment by contract owners of the Transamerica Bounty Variable Annuity, included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-4 No. 333-57697) and related Prospectus of Transamerica Bounty Variable Annuity.

/s/Ernst & Young LLP

Des Moines, Iowa
April 24, 2001